Exhibit 3(b)

CERTIFICATE OF ELIMINATION OF THE SERIES A JUNIOR PARTICIPATING
PREFERENCE STOCK OF
PITNEY BOWES INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

                    Pitney Bowes Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

                    1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 1,700,000 shares of Series A Junior Participating Preference Stock, without par value (the “Series A Preference Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on June 20, 1996 filed a Certificate of Designation with respect to such Series A Preference Stock in the office of the Secretary of State of the State of Delaware. Said Certificate of Designation was subsequently integrated into the Restated Certificate of Incorporation of the Company.

                    2. That no shares of said Series A Preference Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

                    3. That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, By resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on June 20, 1996, the Company authorized the issuance of a series of 170,000,000 shares of Series A Junior Participating Preference Stock, no par value, of the Company (the “Series A Preference Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, Said Certificate of Designation was subsequently integrated into the Restated Certificate of Incorporation of the Company; and

WHEREAS, As of the date hereof no shares of such Series A Preference Stock are outstanding and no shares of such Series A Preference Stock will be issued subject to said Certificate of Designation; and

WHEREAS, It is desirable that all matters set forth in the Certificate of Designation with respect to such Series A Preference Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company;

NOW, THEREFORE IT IS HEREBY

RESOLVED, That all matters set forth in the Certificate of Designation with respect to such Series A Preference Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company;

FURTHER RESOLVED, That the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Series A Preference Stock shall be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company.

                    4. That, accordingly, all matters set forth in the Certificate of Designation with respect to such Series A Preference Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company.

                    IN WITNESS WHEREOF, Pitney Bowes Inc. has caused this Certificate to be signed by its duly authorized officer this 9th day of May, 2011.

PITNEY BOWES INC.

By:	/s/ Amy Corn

	Name:	Amy Corn
	Title:	Vice President, Secretary and Chief Governance Officer